Exhibit 99.1

SemiLEDs Reports Second Quarter Fiscal Year 2026

Financial Results

Hsinchu, Taiwan (April 14, 2026)— SemiLEDs Corporation (NASDAQ: LEDS), “SemiLEDs” or the “Company,” a developer and manufacturer of LED chips and LED components, today announced its financial results for the second quarter of fiscal year 2026, ended February 28, 2026.

Revenue for the second quarter of fiscal 2026 was $1.1 million, compared to $2.6 million in the first quarter of fiscal 2026. GAAP net loss attributable to SemiLEDs stockholders for the second quarter of fiscal 2026 was $603 thousand, or $(0.07) per diluted share, compared to a net loss of $742 thousand, or $(0.09) per diluted share, in the first quarter of fiscal 2026.

GAAP gross margin for the second quarter of fiscal 2026 was 1%, compared to 1% for the first quarter of fiscal 2026. Operating margin for the second quarter of fiscal 2026 was negative 79%, compared with negative 39% for the first quarter of fiscal 2026. The Company’s cash and cash equivalents were $4.0 million at February 28, 2026, compared to $2.9 million at the end of the first quarter of fiscal 2026.

Our revenue was lower in the second quarter of fiscal 2026 compared to the first quarter of fiscal 2026, due to the absence of any buy-sell purchase orders of equipment. We anticipate buy-sell purchase orders in the second half of fiscal 2026.

About SemiLEDs

SemiLEDs develops and manufactures LED chips and LED components for general lighting applications, including street lights and commercial, industrial, system and residential lighting, along with specialty industrial applications such as ultraviolet (UV) curing, medical/cosmetic, counterfeit detection, horticulture, architectural lighting and entertainment lighting. SemiLEDs sells blue, white, green and UV LED chips.

Forward Looking Statements

This press release contains statements that may constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including any statements regarding the expectation of buy-sell orders in the second half of fiscal 2026; any statements about historical results that may suggest trends for SemiLEDs’ business; any statements of the plans, strategies and objectives of management for future operations; any statements of expectation or belief regarding recovery of the LED industry, market opportunities and other future events or technology developments; any statements regarding SemiLEDs’ position to capitalize on any market opportunities; and any statements of assumptions underlying any of the foregoing. These forward-looking statements are based on current expectations, estimates, forecasts and projections of future SemiLEDs’ or industry performance based on management’s judgment, beliefs, current trends and market conditions and involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. SemiLEDs’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) and other SemiLEDs filings with the SEC (which you may obtain for free at the SEC’s website at http://www.sec.gov) discuss some of the important risks and other factors that may affect SemiLEDs’ business, results of operations and financial condition. SemiLEDs undertakes no intent or obligation to publicly update or revise any of these forward looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Christopher Lee
Chief Financial Officer
SemiLEDs Corporation
+886-37-586788
investor@semileds.com

SEMILEDS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

(In thousands of U.S. dollars)

	February 28,	November 30,
	2026	2025
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,978	$2,889
Accounts receivable (including related parties), net	1,649	1,867
Inventories	4,885	3,923
Prepaid expenses and other current assets	1,937	1,567
Total current assets	12,449	10,246
Property, plant and equipment, net	2,353	2,497
Operating lease right of use assets	1,047	1,076
Intangible assets, net	110	109
Investments in unconsolidated entities	49	55
Other assets	252	248
TOTAL ASSETS	$16,260	$14,231
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current installments of long-term debt	$1,265	$1,262
Accounts payable	2,157	1,586
Accrued expenses and other current liabilities	8,924	6,778
Other payable to related parties	1,170	1,152
Operating lease liabilities, current	127	139
Total current liabilities	13,643	10,917
Long-term debt, excluding current installments	193	308
Operating lease liabilities, less current portion	920	937
Total liabilities	14,756	12,162
SHAREHOLDERS‘ EQUITY:
Common stock	—	—
Additional paid-in capital	189,020	188,978
Accumulated other comprehensive income	3,640	3,644
Accumulated deficit	(191,156)	(190,553)
Total shareholders' equity	1,504	2,069
TOTAL LIABILITIES AND EQUITY	$16,260	$14,231

SEMILEDS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In thousands of U.S. dollars and shares, except per share data)

	Three Months Ended
	February 28,	November 30,
	2026	2025
Revenues, net	$1,064	$2,569
Cost of revenues	1,058	2,551
Gross profit	6	18
Operating expenses:
Research and development	276	356
Selling, general and administrative	575	703
Gain on disposals of long-lived assets	—	(30)
Total operating expenses	851	1,029
Loss from operations	(845)	(1,011)
Other income (expenses):
Investment loss	(6)	(9)
Interest expenses, net	(22)	(12)
Other income, net	275	269
Foreign currency transaction (loss) gain, net	(5)	21
Total other income, net	242	269
Loss before income taxes	(603)	(742)
Income tax expense	—	—
Net loss	(603)	(742)
Net loss attributable to SemiLEDs stockholders	$(603)	$(742)
Net loss per share attributable to SemiLEDs stockholders:
Basic and diluted	$(0.07)	$(0.09)
Shares used in computing net loss per share attributable to SemiLEDs stockholders:
Basic and diluted	8,225	8,226